Exhibit 99.1

A. H. Belo Corporation Announces Special and Regular Dividends
and Holds Annual Meeting of Shareholders

DALLAS - A. H. Belo Corporation (NYSE: AHC) announced today that the Company’s Board of Directors declared a special cash dividend of $1.50 per share, payable on June 27, 2014, to shareholders of record at the close of business on May 28, 2014, as part of its continued efforts to return capital to shareholders. The Board of Directors also declared a quarterly cash dividend of $0.08 per share, payable on September 5, 2014, to shareholders of record at the close of business on August 15, 2014.
The Company held its 2014 Annual Meeting of Shareholders today. Shareholders elected Jim Moroney, the Company’s chairman, president and Chief Executive Officer, to serve as a Class I director for a one-year term ending at A. H. Belo’s annual meeting in 2015, and John Beckert, Robert Decherd and Ty Miller to each serve as Class III directors for three-year terms ending at the annual meeting in 2017.
Shareholders also ratified the appointment of KPMG LLP as A. H. Belo’s independent registered public accounting firm for 2014, approved the material terms for performance-based awards under the A. H. Belo 2008 Incentive Compensation Plan and approved an advisory resolution on the compensation of the Company’s named executive officers as reported in the Company’s 2014 proxy statement.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates three daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of FindnSave.com. A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202